Exhibit 4.2

AMENDMENT OF

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PARTICIPATING PREFERRED STOCK OF

COST PLUS, INC.

(Pursuant to Section 401(f) of the California Corporations Code)

The undersigned, Barry J. Feld and Jane L. Baughman, do hereby certify that:

1. The undersigned are the duly elected and acting Chief Executive Officer and President and Executive Vice President, Chief Financial Officer and Secretary of Cost Plus, Inc., a California corporation (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation, as amended, on April 7, 2010, the Board of Directors adopted the following resolutions:

RESOLVED: That none of the authorized shares of Series A Participating Preferred Stock, par value $0.01 per share, of the Corporation (“Series A Preferred Stock”), are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to that certain Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Corporation filed with the California Secretary of State on July 27, 1998 (the “Certificate of Determination”).

RESOLVED FURTHER: That the Corporation be, and hereby is, authorized and directed to file with the California Secretary of State an amendment to the Certificate of Determination (the “Amended Certificate of Determination”) containing these resolutions, with the purpose of decreasing the authorized number of Series A Preferred Stock to zero, and as a result under the California Corporations Code the Series A Preferred Stock shall no longer be an authorized series of the Corporation.

RESOLVED FURTHER: That Barry J. Feld (Chief Executive Officer and President) and Jane L. Baughman (Executive Vice President, Chief Financial Officer and Secretary) be, and each hereby is, authorized and directed, for and on behalf of the Corporation and in its name, to execute and file the Amended Certificate of Determination substantially in the form of Exhibit A attached hereto, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the California Corporations Code.

3. The foregoing amendment of the Certificate of Determination has been duly approved by the Board of Directors of the Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Amended Certificate of Determination are true and correct of our own knowledge.

Executed at Oakland, California on April 13, 2010.

/s/ Barry J. Feld
Barry J. Feld
Chief Executive Officer and President

/s/ Jane L. Baughman
Jane L. Baughman
Executive Vice President, Chief Financial Officer and Secretary